Exhibit 10.41

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this March day of 17, 2006, by and between JohnsonDiversey, Inc., a Delaware corporation (“JDI”), and Edward F. Lonergan (“Employee”).

In consideration of the mutual promises and agreements set forth below, and intending to be legally bound, the parties agree as follows:

ARTICLE I

Employment

1.1 Position and Responsibilities. During the period of this Agreement and subject to the terms and conditions hereof, JDI shall employ Employee, and Employee shall serve, as President and Chief Executive Officer of JDI and Employee shall have such management authority and responsibilities as are customary for a President and Chief Executive Officer and such other responsibilities commensurate with such position as may be assigned to Employee from time to time by the Chairman.

1.2 Place of Employment. Employee’s initial principal place of employment shall be 8310 16th Street, Sturtevant, Wisconsin.

1.3 Duties. During the Period of Employment, Employee shall devote substantially all of Employee’s business time, attention and skill to the business and affairs of the Company and its subsidiaries, except, so long as such activities do not unreasonably interfere with the business of the Company or diminish the Employee’s obligations under the Agreement, that Employee may (i) participate in the affairs of any governmental, educational or other charitable institution, or engage in professional speaking and writing activities, or (ii) serve as a member of the board of directors of other corporations, and in either case, the Employee shall be entitled to retain all fees, royalties and other compensation derived from such activities in addition to the compensation and other benefits payable to him under this Agreement; and provided further, that the Employee may invest Employee’s personal or family funds in any form or manner he may choose that will not require any services on Employee’s part in the operation of or the affairs of the entities in which such investments are made, which services are inconsistent with this Paragraph. The Employee will perform faithfully his duties and responsibilities hereunder.

ARTICLE II

Term and Termination

2.1 Term. Employee’s employment under this Agreement shall commence on February 1 2006, shall be at will, and may be terminated by formal or informal action of the Chairman or the Employee at any time for any reason not prohibited by law.

2.2 Resignation or Termination for Cause. If Employee should resign Employee’s employment without Good Reason (defined below), or if the Chairman should terminate Employee’s employment for Cause (defined below), Employee shall not be entitled to any compensation or remuneration other than all earned and unpaid salary, unused vacation, unreimbursed business expenses, and such amounts and benefits as Employee is eligible to receive under JDI’s then prevailing policies and benefit plans and as prescribed by law. “Good Reason” means JDI’s material breach of any provision of this Agreement. “Cause” means termination for any of the following reasons:

(a) Material breach of this Agreement.

(b) Material failure to perform within the provisions of “This We Believe.”

(c) Gross misconduct, or willful violation of the law in the performance of duties under this Agreement.

(d) Willful failure or refusal to follow reasonable, explicit, and lawful instructions or directions from the Chairman concerning the operation of JDI’s business.

(e) Conviction of a felony.

(f) Theft or misappropriation of funds or property of JDI, or commission of any material act of dishonesty involving JDI, its employees, or business.

(g) Breach of the fiduciary duty owed to JDI as an officer of JDI.

(h) Material breach of any duty or obligation under the agreements attached as Addenda A and B to this Agreement (following notice and a reasonable opportunity to cure).

2.3 Retirement, Death, Disability or Termination without Cause.

(a) Employee’s employment shall terminate automatically and immediately upon Employee’s Retirement or Death.

(b) Upon the Chairman’s written determination that Employee is unable, due to a disability, to continue carrying out the duties and responsibilities of Employee’s position, Employee’s officer status will be terminated, and Employee’s employment will continue pursuant to the JDI’s applicable policies and benefits related to disabled employees. For purposes of this Agreement, “disability” means the inability of the Employee, due to a physical or mental impairment, for 120 consecutive days to perform the essential duties and functions contemplated by this Agreement with or without reasonable accommodation. A determination of disability shall be made by an independent physician selected by the Chairman who is satisfactory to the Employee, and Employee shall cooperate with the efforts to make such determination. Notice of determination of disability shall be provided by the Chairman in writing to Employee stating the facts and reasons for such determination. Any such determination shall be conclusive and binding on the parties. Nothing in this section, however, shall be deemed to alter JDI’s duty to reasonably accommodate, if possible, any disability of Employee. Any determination of disability under this Section is not intended to affect any benefits to which employee may be entitled under any long term disability insurance policy provided by JDI or Employee with respect to Employee, which benefits shall be governed solely by the terms of any such insurance policy.

(c) If Employee’s employment is terminated as a result of Death, JDI shall pay to Employee’s estate, in addition to all earned and unpaid salary, unused vacation, unreimbursed business expenses, and any other compensation and benefits provided by JDI policies and benefit plans then in effect, (1) a prorated performance bonus for the fiscal year in which the termination occurs, as described in Section 3.2, which shall be payable at the time and in the manner in which JDI normally pays such bonuses; and (2) reimbursement of expenses to which Employee is entitled under Section 3.6.

(d) If Employee’s employment is terminated as a result of Termination without Cause or Resignation with Good Reason, and so long as Employee complies with all provisions of the Agreement to Respect Proprietary Rights and Noncompete and Code of Ethics, attached as Addenda A and B, respectively, JDI shall, in addition to paying Employee all earned and unpaid salary, unused vacation, unreimbursed business expenses, and any other compensation and benefits due him under JDI policies and benefit plans then in effect, (1) continue to pay Employee his base salary for and during the two-year period beginning on the day immediately following the date of such termination (“Salary Continuation Period”); (2) pay Employee a prorated performance bonus for the period worked during the fiscal year in which the termination occurs, as described in Section 3.2; and (3) pay Employee a performance bonus at the target level (currently 100% of Base Salary) for each year during the Salary Continuation Period.

ARTICLE III

Compensation

3.1 Base Salary. Pursuant to Company policy, Employee’s compensation will be administered as a Tier 1. The Company shall pay Employee an initial base salary of $700,000 (“Base Salary”). Such Base Salary shall be payable according to the customary payroll practices of the Company. Beginning in April 2007, Employee shall be considered for an increase in Base Salary effective on the payroll date nearest April 1 of each contract year.

3.2 Performance Bonus. Employee shall be eligible to receive, at the discretion of the Board of Directors Compensation Committee, a Performance Bonus in accordance with the terms of the Performance Bonus Opportunity Plan. The Employee’s target bonus is 100% of the base salary as of the last day of the fiscal year. Depending on achievement of objectives, this amount can range between 0% and 200% of the target. The Performance Bonuses are paid after approval by the Board of Directors Compensation Committee of the Company.

3.3 Profit Hunt Special Incentive. Employee will be eligible to receive a Profit Hunt special incentive for fiscal years 2006 and 2007. The bonus target will be $300,000 per year and will be paid in accordance with the metrics set by the Board of Directors.

3.4 Long Term Incentive Plan. Employee will participate in the new JohnsonDiversey Long Term Incentive Plan (LTIP), and will have a target grant value of $2,000,000 per year.

3.5 Deferred Compensation Plan. Employee shall be eligible to participate in the Company’s Deferred Compensation Plan.

3.6 Flexible Spending Account. Employee shall be entitled to an annual Flexible Spending Account of $17,500 to be used for annual country club dues, financial planning, tax advice/preparation, estate planning, legal fees associated with estate and/or property matters, automobile lease, automobile payments (monthly payments only), and health club membership.

3.7 Benefits. Employee shall be entitled to participate in all benefit programs which JDI from time to time may make available to other executive level employees in the Employee’s assigned country for benefit purposes. Employee shall have no vested rights in any such programs except as expressly provided under the terms thereof. JDI expressly reserves the right in its sole discretion to terminate or modify any such programs at any time and from time to time.

3.8 Signing Bonus. JDI shall pay Employee a signing bonus in the amount of $300,000, less applicable taxes, to be paid on JDI’s first regularly scheduled payday occurring at least 7 calendar days after the date of this Agreement.

3.9 Expenses. JDI shall reimburse Employee for all reasonable and necessary business expenses he incurs in the course of performing his duties under this Agreement, provided he submits proper substantiation and an itemized account of such expenses in accordance with JDI’s expense reimbursement policies and procedures as may be in effect from time to time.

3.10. Relocation. JDI shall provide relocation assistance to Employee, including new home purchase assistance; transportation of household and storage goods from Boston, Massachusetts, and Cincinnati, Ohio, respectively; ninety days of household storage; transit insurance; sixty days of temporary living (accommodations, meals and transportation for Employee and his family); one-time relocation allowance of $12,000 grossed up; tax counseling up to $500; Home Connections discounted products and services; Concierge Service; and tax assistance. Employee’s former employer is providing shipment of household goods from Switzerland to Boston, including insurance, and air transportation from Switzerland to the United States for Employee and his family.

3.11 Vacation. During the Term, Employee shall be entitled to five (5) weeks of paid vacation each year and to paid holidays given by JDI to its employees generally, including the time between the Christmas and New Years holidays. Vacation days accrued in any calendar year and not used on or before December 31st of such year may be carried into the subsequent year.

3.12 Company Resorts. Employee and his immediate family may, at JDI’s cost, make personal use of JDI’s condominium in Aspen, Colorado, the villa in St. Jean Cap Ferrat, France, and the Lighthouse Resort in Fence Lake, Wisconsin, in accordance with the guidelines for use of each resort.

ARTICLE IV

Miscellaneous

4.1 Entire Agreement. This Agreement and the letter from S. Curtis Johnson to Edward F. Lonergan dated December 21, 2005 (“Offer Letter”), which is incorporated herein by reference, together set forth the entire agreement between the parties relating to the subject matter hereof and supersede all prior agreements between the parties relating to the subject matter hereof.

4.2 Waiver of Breach. The waiver by a party of the breach of any provision of this Agreement shall not be deemed a waiver by said party of any other or subsequent breach.

4.3 Assignment. This Agreement shall not be assignable by JDI without the written consent of Employee; provided, however, that if JDI shall merge or consolidate with or into, transfer substantially all of its assets, including goodwill, to another corporation or other form of business organization, this Agreement shall be binding upon and shall inure to the benefit of the successor corporation in such merger, consolidation or transfer. Employee may not assign, pledge or encumber any interest in this Agreement or any part thereof without the written consent of JDI.

4.4 Disputes. Any dispute or controversy arising from or relating to this Agreement shall be submitted to and decided by binding arbitration in the State of Wisconsin, USA, before the American Arbitration Association in accordance with its National Rules for the Resolution of Employment Disputes. The arbitrator shall have full authority to award damages and other remedies as may be permitted under applicable law and, as the law permits, award costs and attorneys’ fees. Judgment upon such award may be entered in any state or federal court of competent jurisdiction. At the request of either JDI or Employee, arbitration proceedings will be conducted in the utmost secrecy; in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator(s) in secrecy, available for inspection only by JDI or by the Employee and by their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information in confidence and to maintain such information in secrecy until such information shall be generally known. JDI shall pay 100% of all costs related to any such arbitration, including without limitation AAA administrative fees, arbitrator compensation and expenses, and costs of witnesses called by the arbitrator (“Arbitration Costs”), other than the Employee’s legal expenses. Upon the conclusion of the arbitration hearing and based upon evidence presented during that hearing, the arbitrator have the right to require that, in addition to the foregoing, JDI shall reimburse the Employee for his legal fees or that the Employee reimburse JDI for up to 50% of the Arbitration Costs. In no event shall the Employee be required to reimburse JDI prohibitive costs that would effectively deny Employee a forum to vindicate his rights. Except to the extent set forth above and unless otherwise ordered by the Arbitrator under applicable law, each party shall bear his or its own expenses, such as attorneys’ fees, costs, and expert witness fees.

4.5 Limitation on Claims. Any claim or controversy otherwise arbitrable hereunder shall be deemed waived, and no such claim or controversy shall be made or raised, unless a request for arbitration thereof has been given to the other party in writing as provided in Paragraph 4.6 below not later than one year after the termination of this Agreement.

4.6 Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy or facsimile, by overnight courier, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

If to Employee:	Edward F. Lonergan
c/o JohnsonDiversey, Inc.
8310 16th Street
P. O. Box 902
Sturtevant, WI 53177-0902

If to JDI:	JoAnne Brandes
Executive Vice President, Chief Administrative Officer,
General Counsel & Secretary
JohnsonDiversey, Inc.
8310 16th Street – MS 510
P. O. Box 902
Sturtevant, WI 53177-0902

or to such other address as such party shall have designated by written notice so given to each other party.

4.7 Amendment. This Agreement may be modified only in writing, signed by a duly authorized representative of JDI and Employee. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto.

4.8 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision, shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

4.9 Incorporation of Terms. The introductory language and recitals set forth above, and Addenda A and B attached hereto, are incorporated by reference as a part of this Agreement.

4.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, USA (regardless of such State’s conflicts of law principles).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

JOHNSONDIVERSEY, INC.

By	/s/ JoAnne Brandes
JoAnne Brandes, Executive Vice
President, Chief Administrative Officer,
General Counsel and Secretary

/s/ Edward F. Lonergan
Edward F. Lonergan